EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mad Catz Interactive, Inc.:

We consent to incorporation by reference in the registration statements No. 333-103798, No. 333-176813 and No. 333-169947 on Form S-8 and No. 333-173892 and No. 333-198930  on Form S-3 and S-3A of Mad Catz Interactive, Inc. of our report dated June 2, 2016, with respect to the consolidated balance sheets of Mad Catz Interactive, Inc. as of March 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2016, which report appears in the March 31, 2016 Annual Report on Form 10-K of Mad Catz Interactive, Inc.

Our report date June 2, 2016 contains an explanatory paragraph that states there are uncertainties about the Company’s recurring losses from operations and liquidity position, which raises substantial doubt about their ability to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ KPMG LLP

San Diego, California

June 2, 2016